Exhibit 10.1
Form and Summary of Executive Compensation Notification
Chairman and Chief Executive Officer
2009 Fiscal Year Compensation Program of Chairman and Chief Executive Officer.
2009 Fiscal Year Base Salaries: Table I below sets for the 2009 fiscal year base salaries for Mr. Horton and Mr. Tomnitz. For the 2009 fiscal year, the Compensation Committee did not change the base salaries of either Mr. Horton or Mr. Tomnitz beyond the base salaries approved at the beginning of the prior fiscal year.
Table I

		Annual Base Salary	Performance Bonus
Name	Office	(2009 Fiscal Year)	(2009 Fiscal Year)

Donald R. Horton	Chairman of the Board	$400,000	See Below

Donald J. Tomnitz	Vice Chairman, President and CEO	$300,000	See Below
2000 Amended and Restated Incentive Bonus Plan.
2009 Fiscal Year (Annual) Performance Bonus: The Compensation Committee approved performance-based goals for measuring short-term performance bonuses that may be earned by Mr. Horton and Mr. Tomnitz during the 2009 fiscal year. The 2009 performance goals were established under the Company’s 2000 Amended and Restated Incentive Bonus Plan (the “2000 Restated Plan”). The 2009 fiscal year performance goals for Mr. Horton and Mr. Tomnitz relate to (i) adjusted pre-tax income, (ii) operating cash flow, and (iii) selling, general and administrative expense (“SG&A”) containment. These performance goals were further categorized into two components, referred to as the “First Cash Component” and the “Second Cash and Equity Component” as described below.
First Cash Component — Performance related to Adjusted Pre-Tax Income.
Under the First Cash Component, each of Mr. Horton and Mr. Tomnitz shall have the opportunity to earn the following cash performance-based bonus:
(1)	6.0% of Adjusted Pre-Tax Income of the Company for the month of December 2008 (but not below $0).

(2)	2.0% of Adjusted Pre-Tax Income of the Company for the quarter ending March 31, 2009 (but not below $0).

(3)	2.0% of Adjusted Pre-Tax Income of the Company for the quarter ending June 30, 2009 (but not below $0).

(4)	2.0% of Adjusted Pre-Tax Income of the Company for the quarter ending September 30, 2009 (but not below $0).

“Adjusted Pre-Tax Income” shall mean income before income taxes, excluding inventory impairments and land option cost write-offs and goodwill impairments, as publicly reported by the Company in its financial statements prepared in accordance with generally accepted accounting principles. The financial statements shall mean the consolidated financial statements of the Company.
Second Cash and Equity Component — Performance based on “Cash Flow” and “SG&A” Containment.
Under the Second Cash and Equity Component, each of Mr. Horton and Mr. Tomnitz may earn a performance bonus for achieving goals based on relative cash flow and relative SG&A containment depending upon the ranking of the Company’s performance against the Company’s peer group performance on the same performance metrics.
For the 2009 fiscal year, the maximum amount that may be earned under a top tier ranking is $4 million, the target amount that may be earned under a middle tier ranking is $2 million and the minimum amount that may be earned under the bottom tier ranking is $0. After the end of the 2009 fiscal year and upon determination by the Compensation Committee, the performance based bonuses under the Second Cash and Equity Component may be paid in cash or equity or a combination of both. Actual amounts earned will depend on the ranking as determined by the Compensation Committee at the end of the performance period.
2008 Performance Unit Plan.
On November 20, 2008, the Compensation Committee approved an award of long-term performance units (“Performance Units”) under the 2008 Performance Unit Plan in the amount of 500,000 units to Donald R. Horton and 400,000 to Donald J. Tomnitz. The award will be made on the first NYSE trading day following January 1, 2009.
The final payout value of these Performance Units will be determined after the performance period (January 1, 2009 to September 30, 2011, the “Performance Period”) is completed, after the Compensation Committee evaluates the achievement of the performance goals and based on the closing price of the Company’s common stock on the NYSE on September 30, 2011. The performance goals established for the Performance Units are relative “return on investment” (“ROI”) and relative “net sales gains percentage” (units) (“NSG%”), as compared to the same metrics of the Company’s peer group, which consists of ten other publicly traded homebuilding companies.
The two performance goals for the Performance Units were weighted 50% on the Company’s relative ROI, and 50% on the Company’s relative NSG%. In addition, the Performance Units may be adjusted upward (up to 200%) or downward (to 0) from the initial award amount depending upon the relative ranking of the Company’s performance against the Company’s peer group performance. The adjusted number of Performance Units will then be multiplied by the closing price of the Company’s common stock on the last day of the Performance Period and the final payout amount may be paid in cash, equity or a combination of both. The performance targets, rankings (minimum, target and maximum), hurdle rates (i.e., must rank better than 9th, 10th or 11th place or the payout will be $0), definitions and other terms and conditions of the award of the Performance Units are set forth in the form of award filed herewith as Exhibit 10.4, which is incorporated herein by reference.

Other Long-Term Benefits.
Consistent with prior years, Mr. Horton and Mr. Tomnitz may participate in two separate deferred compensation plans. The first plan allows the executive to make voluntary income deferrals. The second plan is a promise by the Company to pay retirement benefits to the executive. Furthermore, if the executive is employed by the Company on the last day of the current fiscal year (for example September 30, 2009), then the Company will establish a liability to him equal to 10% of his annual base salary as of first day of the current fiscal year (for example October 1, 2008). This liability will accrue earnings in future years at a rate established by the administrative committee.